UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                         (Amendment No.____________)(*)


                                  Heelys, Inc.
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                                (Name of Issuer)


                         Common stock, $0.001 par value
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                         (Title of Class of Securities)


                                    42279M107
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                                 (CUSIP Number)

                                December 8, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)


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* The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42279M107

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1.   NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Capital Southwest Corporation     75-1072796

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)
   -----------------------------------------------------------------------------
(b)
   -----------------------------------------------------------------------------
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          9,317,310
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            9,317,310
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    9,317,310
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     Instructions) [_]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    31.8%
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12. TYPE OF REPORTING PERSON (See Instructions)

                    IV
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

CUSIP No. 42279M107

Item 1(a).  Name of Issuer:
                    Heelys, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:
                    3200 Belmeade, Suite 100
                    Carrollton, TX  75006
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Item 2(a).  Name of Person Filing:
                    Capital Southwest Corporation
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Item 2(b).  Address of Principal Business Office, or if none, Residence:
                    12900 Preston Road, Suite 700
                    Dallas, TX  75230
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Item 2(c).  Citizenship:
                    United States
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Item 2(d).  Title of Class of Securities:
                    Common Stock, $0.001 par value
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Item 2(e).  CUSIP Number:
                    42279M107
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Item 3. If This Statement is Filed Pursuant to ss.ss.240.13d-1(b), or 240.13d-
2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer  registered under Section 15 of the Act (15 U.S.C.
             78o).

     (b) [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j) [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 42279M107
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Item 4.  Ownership.

     (a)  Amount beneficially owned: 9,317,310
          ----------------------------------------------------------------------
     (b)  Percent of class: 31.8%
          ----------------------------------------------------------------------
     (c)  Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote                        -0-
                                                                             ---

       (ii)  Shared power to vote or to direct the vote                9,317,310
                                                                       ---------

       (iii) Sole power to dispose or to direct the disposition of           -0-
                                                                             ---

       (iv)  Shared power to dispose or to direct the disposition of   9,317,310
                                                                       ---------
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Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

          Capital Southwest Venture Corporation, a wholly-owned subsidiary of the Reporting Person, is the owner of, and has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of 9,317,310 shares of common stock.
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.

                    Not Applicable
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Item 8.  Identification and Classification of Members of the Group.

                    Not Applicable
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Item 9.  Notice of Dissolution of Group.

                    Not Applicable
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Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                          February 1, 2007
                                        ----------------------------------------
                                          (Date)


                                          /s/ William R. Thomas
                                        ----------------------------------------
                                          (Signature)


                                          President
                                        ----------------------------------------
                                          (Name/Title)